Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Yahaira Garcia-Perea
Marketing & Corporate Communications Manager
916-231-6703
YahairaGarcia-Perea@bankofmarin.com

Bank of Marin Bancorp to Webcast Q2 Earnings on
Monday, July 29, 2024, at 8:30 a.m. PT

NOVATO, CA - (July 5, 2024) - Bank of Marin Bancorp (Nasdaq: BMRC) will present its second quarter earnings call via webcast on Monday, July 29, 2024, at 8:30 a.m. PT/11:30 a.m. ET.

All interested parties are invited to listen to President and Chief Executive Officer Tim Myers, Executive Vice President and Chief Financial Officer Tani Girton, and Executive Vice President and Chief Credit Officer Misako Stewart discuss the Company's fiscal second quarter, which ended June 30, 2024.

Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please log on at least 15 minutes before the call to register and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call. Closed captioning will be available during the live webcast, as well as on the webcast replay.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank with assets of $3.8 billion, Bank of Marin provides commercial and personal banking, specialty lending, and wealth management and trust services throughout its network of 27 branches and 7 commercial banking offices serving Northern California. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by San Francisco Business Times since 2003, was inducted into NorthBay Biz’s “Best of” Hall of Fame in 2024, and ranked top 10 in Sacramento Business Journal’s Corporate Direct Giving List for philanthropic efforts in 2023. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, visit www.bankofmarin.com.